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                                                                    EXHIBIT 99.2


NEWS RELEASE

MEDIA CONTACT                                        FINANCIAL ANALYST CONTACT
Bill Blanning                                        William J. Ruehle
Sr. Director,                                        Vice President and
Corporate Communications                             Chief Financial Officer
949-450-8700                                         949-450-8700
blanning@broadcom.com                                billr@broadcom.com

INVESTOR RELATIONS CONTACT
Esteban R. Torres
949-585-5663
etorres@broadcom.com


        BROADCOM CORPORATION COMPLETES ACQUISITION OF MAVERICK NETWORKS,
                        EPIGRAM, INC. AND ARMEDIA, INC.


IRVINE, Calif. - June 1, 1999 - Broadcom Corporation (Nasdaq: BRCM), a leading developer of integrated circuits enabling high-speed broadband communications to and throughout the home and business, today announced that it has completed the acquisitions by merger of Maverick Networks, Epigram, Inc. and Armedia, Inc. The transactions were originally announced on January 25, April 25, and June 1, 1999, respectively.

In connection with the three acquisitions, which closed on May 31, Broadcom issued an aggregate of 6,363,822 shares of its Class B Common Stock and reserved an additional 666,462 shares of its Class B Common Stock for issuance upon exercise of outstanding employee stock options, warrants and other rights. The share issuances were exempt from registration pursuant to section 3(a)(10) of the Securities Act of 1933, as amended. Portions of the shares issued in each transaction will be held in escrow pursuant to the terms of the respective merger agreements as well as various employee share repurchase agreements.

Shares of Broadcom's Class B Common Stock are identical to Class A Common Stock except for certain voting rights, may be converted into Class A Common Stock at the

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holder's option, and are automatically converted into Class A Common Stock upon sale and most other transfers. Broadcom's Class A Common Stock is traded on the Nasdaq National Market(R); the Class B Common Stock is not publicly traded. After giving effect to the acquisitions, Broadcom had outstanding approximately
99.1 million shares of Class A Common Stock and Class B Common Stock in the aggregate at May 31.

Each of the acquisitions will be accounted for as a pooling of interests. Broadcom's financial reports for the second fiscal quarter of 1999 (ending June
30) and prior periods will reflect the effect of the acquisitions. The company expects to record a one-time charge in the second quarter to cover related expenses.

Epigram will become Broadcom's Home Networking Division, based in Sunnyvale, Calif. Employees of Maverick Networks and Armedia's U.S. office will join Broadcom's existing Silicon Valley operations in San Jose, Calif. Employees of Armedia's design subsidiary in Bangalore, India will comprise the core of Broadcom's new Indian subsidiary, to be known as Broadcom India Pvt. Ltd.

With the acquisitions, Broadcom's worldwide staff includes 641 employees, with over 435 engineers, of whom about 300 have advanced degrees, including over 65 Ph.D.s. Broadcom has about 155 employees in Silicon Valley, 363 in Irvine, and 123 at other locations in the United States and seven other countries.

ABOUT BROADCOM
Broadcom Corporation is a leading provider of highly integrated silicon solutions that enable broadband digital transmission of voice, data and video content to and throughout the home and within the business enterprise. Using proprietary technologies and advanced design methodologies, the Company designs, develops and supplies integrated circuits for a number of the most significant broadband communications markets, including the markets for cable set-top boxes, cable modems, high-speed office networks, home networking, direct broadcast satellite and terrestrial digital broadcast, and digital subscriber line (xDSL). Broadcom is headquartered in Irvine, Calif., and may be contacted at 949-450-8700 or at www.broadcom.com.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

This release may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "may," "will" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Broadcom in connection with the described acquisitions include, but are not limited to, the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through production readiness, integration issues, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized; delays in the adoption and acceptance of industry standards in the office and home networking markets; the rate of adoption by our present and future customers and end-users of Broadcom's technologies and products; the timing of customer qualification of our products and the risks of non-qualification; the timing, rescheduling or cancellation of significant customer orders; the loss of a significant customer; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; intellectual property disputes; fluctuations in manufacturing yields and other problems or delays in the fabrication, assembly, testing or delivery of our products; risks and uncertainties associated with international operations; our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement our business and product plans; the quality of our products; difficulties we encounter in achieving higher levels of design integration and in migrating product designs to smaller geometry processes; business disruptions, claims, expenses and other difficulties resulting from "Year 2000" problems in computer-based systems used by us, our suppliers or our customers; general economic conditions and specific conditions in the markets we address; and other factors.


Our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Broadcom(R), Maverick(TM), Maverick Networks(TM), Epigram(TM), Armedia(TM) and
the pulse logo are trademarks of Broadcom Corporation and/or its subsidiaries. All other trademarks are the property of their respective owners.